UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 August 7, 1998
                                 --------------
                        (Date of earliest event reported)

Commission File Number: 0-18201
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                             EQUIVEST FINANCE, INC.
                             ----------------------
             (Exact name of Registrant as specified in its charter)

Florida                                                              59-2346270
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(State or other jurisdiction of            (I.R.S. Employer Identification  No.)
Incorporation or organization)

2 CLINTON SQUARE, SYRACUSE, NEW YORK                                      13202
------------------------------------                                      -----
(Address of principal executive offices)                              (Zip code)

Registrant's telephone number, including area code: (315) 422-9088

Item 5. Other Events

                                  PRESS RELEASE

                        Equivest Finance, Inc. Announces
                            Second Quarter Results -
                            Net Income Increases 40%

      Syracuse, New York, August 7, 1998. Equivest Finance, Inc. (NASD-EQUI) announced today its financial results for the second quarter of 1998. For the three months ended June 30, 1998, income before taxes increased 106.7% to $2.01 million compared with $.97 million for the same period in 1997. Net income for the quarter rose to $1.22 million, an increase of 39.7% over the $.88 million reported a year earlier. Revenues for the quarter increased 32.1% to $5.20 million from $3.93 million during the year earlier period. Total expenses increased only 7.6% to $3.19 million for the three months ending June 30, 1998, compared with $2.96 million for the same period in 1997. Diluted earnings per share increased 25% to $.05 for the second quarter in 1998, compared with $.04 for the same period in 1997. Total loan originations were $30.1 million for the quarter, an increase of 87.0% over $16.1 million in the comparable period in 1997.

      For the six months ended June 30, 1998, income before taxes increased 131.1% to $4.12 million, compared with $1.78 million for the comparable period in 1997. Net income for the six-month period in 1998 was $2.68 million, compared with $1.60 million for the same period in 1997. This represents a 67.1% increase in net income over the prior period. During the first half of 1997, the company's earnings were largely sheltered from federal income tax by net operating losses, which were used up fully in the first quarter of 1998. Diluted earnings per share for the six months ended June 30, 1998 climbed 37.5% to $.11, compared with $.08 for the comparable six months in 1997. During the six months ended June 30, 1998, there were not any loan sales, and no portion of the company's net income is attributable to gain on sale accounting.

      Total revenues increased 34.4% to $10.28 million for the six months ended June 30, 1998, compared with $7.65 million for the comparable period in 1997. Total expenses rose 5.0% to $6.16 million for the six-month period in 1998, compared to $5.90 million for the same period in 1997. Originations rose 91.8% for the six months ended June 30, 1998 to $49.5 million, compared with $25.8 million for the same period in 1997.

      Richard C. Breeden, Equivest's Chairman and C.E.O. stated: "The results for the second quarter demonstrate the continuing expansion of the company. Net income rose significantly, while expenses grew at a much slower rate other than taxes, which increased due to exhaustion of our NOL's from prior periods. Continued very strong growth in originations resulted in the continued expansion of the total portfolio."

      In a subsequent event, the company announced that the Debbie Reynolds Hotel and Casino ("DRH&C"), which was in default on a $6 million loan from Equivest's 100% subsidiary Resort Funding, Inc. ("Resort Funding"), was sold at auction on August


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

5th. Under the terms of the auction, the company expects repayment of its loan and accrued fees, interest and costs in the near future. The purchaser has been reported to be the World Wrestling Federation ("WWF"). WWF's operating plans for the DRH&C are not known. After repayment of the direct loans to DRH&C, Resort Funding will still have a portfolio of approximately $1.4 million, net of reserves, in consumer notes relating to purchasers of vacation intervals at DRH&C. More than 93% of consumer notes relating to DRH&C are currently performing, and total reserves are significantly in excess of non-performing consumer notes.

      Separately, Equivest Finance, Inc. also announced that Resort Funding has filed a motion with the Bankruptcy Court for the Northern District of New York to obtain court approval for certain corrections to the terms of a November 1997 order of the Bankruptcy Court. Under that Order Equivest and Resort Funding satisfied all of their outstanding debt under certain notes to the Bennett Funding Group, Inc. bankruptcy estate ("BFG") through an exchange of debt for Equivest common stock. Neither Equivest nor Resort Funding are debtors in the BFG bankruptcy proceeding, although the consolidated BFG estate owns approximately 90% of the outstanding stock of Equivest.

      Under the terms of the motion, the BFG estate would be authorized to accept an additional 67,113 shares of Equivest common stock at the price of the original issuance ($5.375 per share) to correct an error in the computation of the amount of the outstanding intercompany debt at the time of the debt-equity swap approved by the Bankruptcy Court last November. In addition, the BFG estate would provide appropriate legal documentation to Resort Funding confirming Resort Funding's title in approximately $27 million of receivables and development loans which are currently recorded in the name of BFG-related entities, which acted as nominees, although paid for entirely by Resort Funding.

      Equivest expects both the BFG Trustee and the Official Committee of Unsecured Creditors of the BFG estate to support its motion before the Bankruptcy Court, and believes that the relief sought should be granted by the Bankruptcy Court. However, the motion may also be contested by certain interested parties, including banks litigating with the BFG estate over other matters. The motion is currently scheduled to be heard by the court on August
13. There is no assurance concerning either the timing or the outcome of the motion.

            Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "should", "believe" and "expects". Matters such as the response of interested parties to the motion and the willingness of the Court to provide the relief requested are inherently unpredictable.

Contact: Richard C. Breeden at (315) 422-9000 ext. 377


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

      Equivest Finance, Inc. Second Quarter and First Sixth Months Results
                         Comparative Statement of Income
        (All numbers in 000's except number of shares and per share data)

                                          Three months ended   Six months ended
                                                June 30,            June 30,
                                              1998      1997      1998      1997
                                              ----      ----      ----      ----
Revenues:
  Interest                                 $ 4,914   $ 3,637   $ 9,663   $ 7,314
  Gain on sale of contracts                     --        --        --        30
  Other income                                 281       296       615       306
                                           -------   -------   -------   -------
     Total revenues                          5,195     3,933    10,278     7,650

Expenses:

  Provision for doubtful accounts              225        --       450        --
  Interest                                   1,719     2,113     3,372     4,277
  Debt related costs                           369       246       710       498
  Selling, general, administrative             874       602     1,631     1,094
                                           -------   -------   -------   -------
     Total expenses                          3,187     2,961     6,163     5,869
                                           -------   -------   -------   -------
Income before taxes                          2,008       972     4,115     1,781

Provision for income taxes                     785        96     1,440       180
                                           -------   -------   -------   -------
Net income                                   1,223       876     2,675     1,601

Basic earnings per share                   $  0.05   $  0.07   $  0.11   $  0.13

Diluted earnings per share                 $  0.05   $  0.04   $  0.11   $  0.08


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